Exhibit 99.1

Virage Announces Fiscal Year 2003 and Fiscal Fourth Quarter Operating Results

SAN MATEO, Calif., April 24, 2003 (PRIMEZONE) -- Virage, Inc. (Nasdaq:VRGE), a leading provider of video and rich media communication software, today reported operating results for its fiscal year and fiscal fourth quarter ended March 31, 2003.

Total revenues for the company's fiscal fourth quarter were $3.1 million versus total revenues of $3.3 million in the prior quarter ended December 31, 2002 and $3.2 million in the quarter ended March 31, 2002. Net loss for the company's fiscal fourth quarter was $4.6 million, or $0.22 per share, and included $1.4 million, or $0.07 per share, of net charges as outlined below, as well as $356,000 of non-cash, stock-based charges. This compared to net losses of $3.3 million, or $0.16 per share, in the prior quarter ended December 31, 2002 and $9.0 million, or $0.44 per share, in the quarter ended March 31, 2002. These net losses included $305,000 and $3.9 million of non-cash, stock-based charges during the quarters ended December 31, 2002 and March 31, 2002, respectively.

For the fiscal year ended March 31, 2003, total revenues were $12.9 million and net loss was $18.1 million, or $0.87 per share, versus total revenues of $16.7 million and net loss of $27.8 million, or $1.37 per share, for the fiscal year ended March 31, 2002.

"Virage made significant progress in the last fiscal year, especially considering the challenging business environment for enterprise software companies," said Paul G. Lego, chairman and CEO of Virage. "Although our quarterly revenues remained relatively flat year over year, our solutions continued to gain traction, particularly our corporate webcasting application, which was adopted by more than 20 blue-chip customers in its first year. On the financial side, I'm pleased that we improved gross margins, reduced operating expenses by over 40%, and cut our quarterly net loss almost in half versus the same quarter last year."

The net charges of $1.4 million mentioned above consisted of a $2.2 million charge related to the consolidation of the company's headquarters facility during the fiscal fourth quarter that was partially offset by approximately $755,000 of various credits, the largest of which was a reduction in the company's bad debt reserve.

Cash and short-term investments totaled $16.3 million as of March 31, 2003 versus $18.9 million as of December 31, 2002. Accounts receivable totaled $2.4 million, representing 72 days sales outstanding. The company had no debt as of March 31, 2003.

New and Repeat Virage Customers

New domestic customers for Virage in Q4 included Gallaudet University, General Dynamics, Marshall University, MTV Networks (a division of Viacom), Oracle Corporation, and Xerox Corporation. Repeat customers in North America included Anadarko Petroleum Corporation, Cisco Systems, C-SPAN, Georgia Public Television, Harvard University, IBM, Pfizer Inc., Sandia National Labs, U.S. Special Operations Command (USSOCOM), and the University of Southern California. New international customers in Q4 included Keio University in Japan, TV7 in Indonesia, and Broadcast Microwave Services. Repeat customers internationally for Virage in Q4 included Deutsche Bank in the United Kingdom and Telecinco in Spain.

Additionally, in the fourth quarter, Virage received the first repeat order for its VS Webcasting(tm) application.

Other Fourth Quarter Highlights

Virage made the following announcements during the quarter:

 -- Industry analyst Frost & Sullivan named Virage VideoLogger(r) its
    "Digital Media Technology of the Year."
 -- Sony Electronics and Virage signed an agreement whereby Sony will resell and integrate Virage products and services for the
    corporate, education, and media & entertainment markets.
 -- Virage received a contract from Rosettex Technology & Ventures
    Group on behalf of the National Technology Alliance to develop solutions for motion mining and surveillance video content management for the U.S. Government.
 -- Austrian broadcaster ORF selected Virage VS Webcasting for internal communications.
 -- Kansas State University selected Virage to establish the
    University's first digital library.
 -- Asahi Broadcasting Corporation in Japan selected Virage to streamline its newsroom production process.
 -- The Indiana Higher Education Telecommunication System (IHETS)
    launched a wide range of Virage-powered video services to
    customers on the Indiana Telecommunications Network.

Business Outlook

"The business climate for enterprise software remains challenging and as a result we expect revenues to remain relatively flat this quarter," said Lego. "Nevertheless, I am encouraged by progress on both our product and sales efforts. We announced several new products at the National Association of Broadcasters conference earlier this month and received two best-of-show awards. Also, the direct marketing campaigns that we launched last quarter are beginning to generate qualified sales leads in our target markets. In addition to these direct sales efforts, we announced new reseller agreements with Sony and RealNetworks to help expand our market reach. Given this progress, I'm optimistic that we'll see improvement in our business in the new fiscal year."

Virage Fourth Quarter Webcast

Virage management will host a webcast to discuss fiscal fourth quarter and fiscal year 2003 financial performance, operating and strategic developments and forward-looking guidance at 3:00 p.m. Pacific Time (6:00 p.m. Eastern Time) today, Thursday, April 24, 2003. The webcast will be available live at http://investor.virage.com and will be available for replay for twelve months.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about our future products, sales efforts and future prospects. Our forward-looking statements are based on currently available information, which management has assessed, but which is subject to rapid change due to risks and uncertainties that affect our business, including the unpredictability of future revenues due to limited visibility into future demand; the current uncertainty in our marketplace, which may impact expected demand, customer acceptance of our new products, customer selection criteria and sales cycle; our ability to execute on service and software deliverables; slower economic growth and other factors beyond our control. Our forward-looking statements should be considered in the context of these and other risk factors disclosed from time to time in the company's filings with the Securities and Exchange Commission, including our annual report on Form 10-K and Form 10-Q filings.

About Virage

Established in 1995, Virage is a leading provider of video and rich media communication software. Virage builds integrated rich media business solutions for corporations, media & entertainment companies, universities and government agencies worldwide. Headquartered in San Mateo, California, Virage (www.virage.com) has offices throughout the United States and Europe.

Virage and VideoLogger are registered trademarks of Virage, Inc. The Virage logo, SmartEncode, VS Webcasting, VS Publishing, VS Production, MediaSync, ControlCenter, ScreenCast, and Virage Solution Server are trademarks of Virage, Inc. Other company product and service names may be trademarks or service marks of others, and are hereby acknowledged. The determination of when Virage, Inc. will make any of its recently announced products available for general distribution, if ever, remains at the sole discretion of Virage, Inc.

 Virage, Inc.
 Condensed Consolidated Statements of Operations (1)
 In thousands, except per share data

                         Three Months Ended        Years Ended
                             March 31,              March 31,
                       --------------------     --------------------
                         2003        2002         2003        2002
                       --------    --------     --------    --------
                      (unaudited) (unaudited)  (unaudited) (unaudited)
 Revenues:
  License revenues     $  1,406    $  1,122     $  6,029    $  7,414
  Service revenues        1,697       2,099        6,900       9,331
                       --------    --------     --------    --------
   Total revenues         3,103       3,221       12,929      16,745
 Cost of revenues:
  License revenues          196         171          738         705
  Service revenues        1,293       1,548        4,601       8,760
                       --------    --------     --------    --------
   Total cost of
    revenues              1,489       1,719        5,339       9,465
                       --------    --------     --------    --------
 Gross profit             1,614       1,502        7,590       7,280
 Operating expenses:
  Research and
   development            2,641       2,238        9,248       9,172
  Sales and marketing     2,671       4,581       11,775      17,301
  General and
   administrative           761       1,039        3,935       4,985
  Stock-based
   compensation             280       2,856        1,306       5,113
                       --------    --------     --------    --------
   Total operating
    expenses              6,353      10,714       26,264      36,571
                       --------    --------     --------    --------

 Loss from operations    (4,739)     (9,212)     (18,674)    (29,291)
 Interest and other
  income, net               125         246          554       1,541
                       --------    --------     --------    --------
 Net loss              $ (4,614)   $ (8,966)    $(18,120)   $(27,750)
                       ========    ========     ========    ========

 Basic and diluted net
  loss per share       $  (0.22)   $  (0.44)    $  (0.87)   $  (1.37)
                       ========    ========     ========    ========

 Shares used in per
  share amounts          20,975      20,561       20,834      20,327
                       ========    ========     ========    ========

 (1) The company's condensed consolidated statements of operations include net charges of $1,413 for the three months and year ended
     March 31, 2003 and also include non-cash, stock-based charges of
     $356 and $1,507 for the three months and year ended March 31,
     2003, respectively, and $3,865 and $7,329 for the three months and year ended March 31, 2002, respectively. The net charges of
     $1,413 consisted of a $2,168 charge related to the consolidation of the company's headquarters facility that was partially offset by approximately $755 of various credits, the largest of which was a reduction in the company's bad debt reserve. Certain prior year balances have been reclassified to conform with current year presentation.

 Virage, Inc.
 Condensed Consolidated Balance Sheets
 In thousands
                                     March 31,         March 31,
                                       2003              2002
                                    ---------          ---------
                                   (unaudited)        (unaudited)
                     ASSETS

 Current assets:
  Cash, cash equivalents and
   short-term investments           $  16,317          $  30,694
  Accounts receivable, net              2,441              2,366
  Prepaid expenses and other
   current assets                         920                220
                                    ---------          ---------
   Total current assets                19,678             33,280
 Property and equipment, net            1,347              3,701
 Other assets                           1,293              2,571
                                    ---------          ---------
   Total assets                     $  22,318          $  39,552
                                    =========          =========

          LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
  Accounts payable                  $     614          $     831
  Accrued payroll and related
   expenses                             1,353              2,376
  Accrued expenses                      3,438              2,946
  Deferred revenue                      3,212              3,050
                                    ---------          ---------
   Total current liabilities            8,617              9,203

 Deferred rent                             --                290

 Stockholders' equity:
  Common stock                             21                 21
  Additional paid-in capital          121,513            121,387
  Deferred compensation                  (789)            (2,425)
  Accumulated deficit                (107,044)           (88,924)
                                    ---------          ---------
   Total stockholders' equity          13,701             30,059
                                    ---------          ---------
   Total liabilities and
    stockholders' equity            $  22,318          $  39,552
                                    =========          =========

The Virage Inc. logo is available at: http://media.primezone.com/prs/single/?pkgid=338

CONTACT:  Virage, Inc.
          Investor Relations Contact:
          Monica Wilson
          (650) 581-8094
          ir@virage.com

          Media Relations Contact:
          Amy Lee
          (650) 581-8596
          pr@virage.com